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                                                                    Exhibit 23.5



We consent to the inclusion in this Registration Statement on Form S-4 of Park National Corporation of our opinion set forth as Appendix B to the joint proxy statement/prospectus, which is part of the Registration Statement, and to the references to our firm and summarization of our opinion in the joint proxy statement/prospectus under the captions "Summary - The Merger - Reasons for the Merger, "Summary - The Merger - Opinion of Austin Associates, Inc.," "The Merger
- Background," "The Merger - Reasons for the Merger" and "The Merger - Opinion of Austin Associates, Inc."

/s/ Austin Associates, Inc.
Austin Associates, Inc.


Toledo, Ohio

January 29, 2001